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                                                                  Exhibit (n) 4.

                             SM&R INVESTMENTS, INC.

                               MULTIPLE CLASS PLAN
                             FOR MONEY MARKET SERIES

                                December 31, 2000

         This Multiple Class Plan (the "Multi-Class Plan") is adopted by SM&R Investments, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") for one of the Fund's series: the SM&R Money Market Fund (the "Money Market Series").

         The Money Market Series currently has a single class of shares, but it is intended that two new classes of such series will be established so there will be two classes of shares of common stock (the "Shares"), designated as the Class A Shares (Existing Shareholders and Purchasers Other Than by Exchanges) and the Class B Shares (Exchange Shares), respectively. These classes of Shares have different sales charges and distribution and service ("12b-1") fee structures.

SECTION 1: DISTRIBUTION ARRANGEMENTS

         (a)  INTRODUCTION.

         Each Class of Shares of the Money Market Series will have the same relative rights and privileges, except that, as set forth in this Plan, they shall differ with respect to (i) sales and distribution and other charges and expenses as initially provided for in Section 1 of this Plan and as subsequently provided for in the Fund's prospectus and statement of additional information, as the same may be amended from time to time (each a "Prospectus" and "SAI," and collectively, the "Prospectus" and "SAI"); (ii) the exclusive right of each Class of Shares to vote on matters submitted to shareholders that relate solely to that Class or for which the interests of one Class differ from the interests of another Class or Classes; (iii) such differences relating to eligible investors as may be set forth in the Prospectus and SAI; (iv) the designation of each Class of Shares; and (v) conversion features.

         The board of directors of the Fund (the "Board") may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a Class of Shares are appropriate and amend this Plan accordingly without the approval of shareholders of any Class to the extent permitted by law.

         (b) DISTRIBUTION FEES: As discussed below, the Class B Shares (the "12b-1 Class") shall be offered by the Money Market Series pursuant to a Distribution Plan, adopted pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1 Plan"), providing for a distribution fee (the "Distribution Fee") at an annual rate computed based on the value of the average daily net assets of the Money Market Series attributable to the Class B Shares. Such fees shall be calculated daily and paid periodically by the Money Market Series. The Distribution Fee is intended to compensate Securities Management and Research, Inc. ("SM&R"), or enable SM&R to compensate other persons, including any distributor of Shares, for services that are primarily intended to result in, or that are primarily attributable to, the sale of Class B Shares.

         (c) ADMINISTRATIVE SERVICE FEE. As discussed below, both Class A and Class B Shares shall be subject to an administrative service fee (the "Administrative Fee") at an annual rate computed based on the value of the average daily net assets of the Money Market Series. The Administrative Fee declines with respect to higher asset levels, as set forth in the Prospectus and/or SAI (as revised from time to time) and an administrative services agreement between the Fund and SM&R (as amended, the "Administrative Agreement"). Pursuant to the Administrative Agreement, SM&R has agreed to pay the Money Market Series or to reimburse the Money Market Series for the expenses attributable to any Class (including the advisory fee and Administrative Fee paid to SM&R and any other fees allocated to Class A or Class B Shares of the Money Market Series based on average daily net assets, but exclusive of interest, taxes, the Distribution Fee, commissions and other expenses incidental to portfolio transactions and any other Class Expenses, as defined below) in excess of .50% per year of such Class' average daily net assets.

         (d) CONTINGENT DEFERRED SALES CHARGE. As discussed below, Class B Shares shall be subject to a contingent deferred sales charge ("CDSC") calculated as a specified percentage of the offering price of the Class B


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Shares at the time of purchase. No CDSC shall be imposed on Shares of Class B unless so provided in the Prospectus. No CDSC shall be imposed on increases in the net asset value of the Class B Shares being redeemed above the initial purchase price. No CDSC shall be assessed on Class B Shares derived from reinvestment of dividends or capital gain distributions. SM&R, in its discretion, may waive a CDSC otherwise due upon the redemption of Shares on terms disclosed in the Prospectus or SAI and as allowed under Rule 6c-10 and other applicable rules of the 1940 Act.

         (e) EXCHANGE PRIVILEGES. Exchanges shall be permitted, without charge, between the Class A Shares and Class B Shares of the Money Market Series and the corresponding classes of other series of the Fund, such exchanges to be on terms described in the Prospectus.(1)

         (f)  CLASS-SPECIFIC ARRANGEMENTS.

         The Class A Shares and Class B Shares of the Money Market Series shall be offered and sold and shall be subject to the Administrative Fee and Distribution Fee as follows:


         CLASS A SHARES (EXISTING SHAREHOLDERS AND PURCHASERS OTHER THAN BY EXCHANGES). Class A Shares shall be (i) offered only to existing Money Market Series shareholders (I.E., accounts in the Money Market Series prior to the implementation of this Plan) and to subsequent purchasers OTHER than by exchanges; (ii) subject to an Administrative Fee at the maximum annual rate of .50% of the value of the average daily net assets attributable to Class A Shares; and (iii) not subject to any 12b-1 Fee. Class A Shares are sold without a sales charge.

         CLASS B SHARES (EXCHANGE SHARES): Class B Shares shall be offered ONLY in connection with exchanges from Class B Shares of other series in the Fund (such Class B Shares of such other series being exchanged, the "Old Shares"). Class B Shares of the Money Market Series shall be subject to a CDSC on Shares redeemed as follows:

                  YEARS SINCE PURCHASE OF
                        OLD SHARES                      CDSC
                        ----------                      ----
                           Year 1                        3%

                           Year 2                        2%

                           Year 3                        1%

                          Year 4+                        0%


         Class B Shares also shall be (i) subject to an Administrative Fee at a maximum annual rate of .50% of the average daily net assets attributable to Class B Shares and (ii) subject to a Distribution Fee of .50%, of the value of the average daily net assets attributable to Class B Shares. Class B Shares are sold without a sales charge.

SECTION 2:  ALLOCATION OF CLASS EXPENSES

         Each Class of Shares of the Money Market Series represents interests in the Money Market Series, and each has the same rights, preferences, voting powers, restrictions and limitations, as the other Class, except as follows:

         (1) expenses related to the distribution of a Class of Shares or to the services provided to shareholders of a Class of Shares shall be borne solely by such Class;

         (2) each Class will bear different Class Expenses (as defined below);


-------------------------------
(1) Shareholders who have existing accounts in the SM&R Primary Fund will also be able to exchange from other Series into the SM&R Primary Fund subject to the conditions contained in the Prospectus.


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         (3)      each Class will have exclusive voting rights with respect to matters that exclusively affect such Class; and
         (4)      each Class will bear a different name or designation.

         Expenses that are directly attributable to a particular Class of Shares will be incurred by that Class of Shares. The Board, acting in its sole discretion, has determined that the following expenses attributable to the Shares of a particular Class ("Class Expenses") will be borne solely by the Class to which they are attributable:

         (1)      asset-based distribution fees;
         (2)      transfer agency fees attributable to a particular Class;
         (3) expenses related to preparing, printing, mailing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class;
         (4)      state and federal registration fees incurred by a specific
                  Class;
         (5)      litigation and other legal expenses relating to a particular
                  Class;
         (6) directors' fees and expenses incurred as a result of issues relating solely to a particular Class;
         (7)      accounting, audit and tax expenses relating to a specific
                  Class;
         (8)      the expenses of administrative personnel and services required to support the shareholders of a specific Class; and
         (9)      fees and other payments made to entities performing services for a particular Class, including account maintenance, dividend disbursing or subaccounting services.

         Class Expenses may be waived or reimbursed proportionately and on a pro rata basis between Classes of the Money Market Series by SM&R, the Money Market Series' investment adviser and distributor. Investment advisory fees, custodial fees, and other expenses relating to the management of the Money Market Series' assets shall not be allocated on a class-specific basis.

SECTION 3:  ALLOCATION OF SERIES INCOME AND EXPENSES

         Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific Class pursuant to Section 2 above, shall be allocated to each Class of the Money Market Series on the basis of the proportionate net assets of that Class in relation to the net assets of the Money Market Series. (Likewise, income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific Series shall be allocated to each Series of the Fund on the basis of the proportionate net assets of that Series in relation to the net assets of the Fund.) On a daily basis, the total income, dividends, other income accrued and Series-level expenses incurred are multiplied by the proportionate value of the Series' net assets attributable to each Class to determine the income and expenses attributable to that Class for the day. Expenses properly attributable to each Class are recorded separately and charged to that Class. Net income for each Class is then determined for the day and segregated on the Fund's general ledger. Dividends are calculated in the same manner for each Class and declared and paid on all Classes of Shares on the same days and at the same times.

SECTION 4:  AMENDMENTS

         This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the Directors who are not interested persons of the Fund (as defined in Section 2(a)(19) of the 1940 Act) (the "Independent Directors"), based on its finding that the amendment is in the best interest of each Class individually and the Money Market Series as a whole.

SECTION 5: TERMINATION

         This Multi-Class Plan shall remain in effect until such time as the Board terminates this Multi-Class Plan or makes a material change to this Multi-Class Plan. Any material change to this Multi-Class Plan must be approved by the Board, including a majority of the Independent Directors, as being in the best interests of each Class of Shares and the Money Market Series as a whole.

SECTION 6:  RECORD KEEPING

         The Fund shall preserve copies of this Multi-Class Plan and any related agreements for a period of not less than six years from the date of this Multi-Class Plan or agreement, the first two years in an easily accessible place, or for such other periods as may be required by applicable law.


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SECTION 7: FILING

         This Plan shall be filed as an exhibit to the Fund's Registration Statement on Form N-1A with the U.S. Securities and Exchange Commission, with the next amendment of such Registration Statement filed after the date hereof.

SECTION 8: INTERPRETATION; MEANING OF CERTAIN TERMS.

         (a) This Plan shall be interpreted in accordance with the 1940 Act and Rule 18f-3 thereunder.

         (b) As used in this Plan, the term "interested person" shall have the same meaning that such term has under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

         (c) The provisions of this Plan are severable for each Class.

SECTION 9. DATE OF EFFECTIVENESS.

         This Plan will become effective with respect to each Class of Shares of the Money Market Series on December 31, 2000, or on such other date as interests in that Class are first offered to or held by the public, subject to approval by the Board as required by Rule 18f-3 under the 1940 Act.

         IN WITNESS WHEREOF, the Fund has executed this Multi-Class Plan on the day and year set forth below.

Date:

December 1, 2000                          SM&R INVESTMENTS, INC.
--------------------------------
                                          By: /s/ Michael W. McCroskey
/s/ Teresa Axelson                        -----------------------------------
--------------------------------          Michael W. McCroskey, President
Attest:


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